Exhibit 99.1

MANITEX INTERNATIONAL REPORTS

FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

Bridgeview, IL, February 29, 2024 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months and twelve months ended December 31, 2023.

FOURTH QUARTER 2023 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $78.7 million

•	Gross profit of $16.4 million, +8.2%; gross margin of 20.9%, +162 basis points

•	GAAP Net Income of $5.2 million; Adjusted Net Income of $6.3 million, or $0.31 per diluted share

•	Adjusted EBITDA of $8.0 million; Adjusted EBITDA margin of 10.2%

•	Net leverage of 2.9x as of Dec. 31, 2023

FULL-YEAR 2023 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $291.4 million, +6.4%

•	Gross profit of $62.4 million, +24.7%; gross margin of 21.4%, +313 basis points

•	GAAP Net Income of $7.4 million; Adjusted Net Income of $12.4 million, or $0.61 per diluted share

•	Adjusted EBITDA of $29.6 million, +39.1%; Adjusted EBITDA margin of 10.1%, +239 basis points

MANAGEMENT COMMENTARY

“Our fourth quarter results were a solid finish to a record year at Manitex,” stated Michael Coffey, Chief Executive Officer of Manitex. “In early 2023, we introduced Elevating Excellence, a multi-year business transformation strategy created to accelerate our commercial growth, improve our operational efficiency, and drive a returns-focused, disciplined approach to capital allocation. Our team executed to plan, resulting in nearly 40% full year growth in Adjusted EBITDA, and nearly 240 basis point in improvement to Adjusted EBITDA margin. This resulted in a significant reduction in our net leverage profile.”

“We executed on our commercial growth priorities, resulting in share gains within our North and South American markets, together with continued growth in our dealer network,” continued Coffey. “At an operational level, we materially improved our manufacturing velocity, allowing for meaningful improvement in unit production levels. These improvements are the result of newly implemented systems and processes, designed to benefit our scale. We also continued to develop a performance-driven, data-centric organization with the implementation of advanced technologies that equip us to reduce cost and standardize business processes. The combined benefit of these actions provide us a strong base for profitable expansion and growth, moving forward.”

“Entering 2024, we will seek to prioritize new product development, together with further expansion of our dealer network, particularly as it relates to our PM Crane product sales in North America,” continued Coffey. “We will further improve our sourcing capabilities to deliver a more robust, efficient and cost-effective supply chain. We are also poised to continue to improve our production output, enabling needed growth and improving our fixed cost absorption. These objectives are key parts of our Elevating Excellence strategy and we remain on track to achieve our operational goals.”

“Our decision to prioritize higher-value business is a central tenet of our value creation strategy,” continued Coffey. “We are committed to improving margins, necessitating more focus on the value of certain products over others. Under-performing products have been scaled back or discontinued and we are more focused on the delivered value to our product offering, not just the size of the backlog. Our backlog remains very healthy with the added benefit of increased value embedded in new orders taken during the past year. At year-end 2023, our total backlog stood at $170 million, representing nearly nine months of lifting equipment revenue, which affords us excellent visibility as we look to 2024. Given our strong performance in 2023, together with another year of expected growth in 2024, we remain on pace to achieve our 2025 financial targets, as outlined within our Elevating Excellence strategy.”

“Our fourth quarter performance reflects the second highest quarterly revenue run-rate in the last five years,” noted Coffey. “Gross margin increased more than 160 basis points to 20.9% in the fourth quarter, despite continued headwinds from rising steel prices in North America. We have implemented programmatic price increases and commodity surcharges to offset these higher materials costs and expect to realize the benefits of these actions as we move through 2024.”

“We remain focused on reducing our net leverage profile,” stated Joseph Doolan, Chief Financial Officer of Manitex. “Last year, we reduced our net leverage ratio nearly a full-turn from 3.9x at year-end 2022, to 2.9x at year-end 2023, beating our stated target. Working capital remained above normal levels through 2023 owing to short-term measures to counteract supply chain performance as well as the introduction of new ERP systems. We expect to unlock much of this surplus working capital in the coming quarters, which will drive continued debt reduction in 2024. Our total liquidity of approximately $31 million, which includes total cash and availability under our credit facilities, provides us with ample financial flexibility to support our organic growth initiatives into 2024.”

“I am proud of our management and team. We are ahead of schedule and well positioned thanks to their dedication and efforts,” stated Coffey. “We are entering the new year with great momentum and a track-record of results. We expect another year of solid revenue growth and margin expansion in 2024. Elevating Excellence is a 3-year strategy, by design. Business transformations, such as ours take time. We are ahead of schedule, however, and confident in our future.”

FOURTH QUARTER 2023 PERFORMANCE

Manitex reported net revenue of $78.7 million in the fourth quarter 2023, essentially flat from the same period last year owing to a difficult comparison as revenues increased nearly 50% in last year’s fourth quarter. Revenue growth was negatively impacted by $1.6 million, or approximately 2%, due to lower truck chassis sales, which are largely pass-through revenue items.

Lifting Equipment Segment revenue was $70.8 million in the fourth quarter 2023, a decline of 1.0%, versus the prior-year period, or an increase of 1.5% when excluding the impact of truck chassis sales in the quarter. The sales performance is a direct result of improvements in manufacturing throughput, as well as continued favorable demand trends in both domestic and international markets, partially offset by the strong fourth quarter results reported last year.

Rental Equipment Segment revenue was $7.9 million in the fourth quarter 2023, an increase of 7.3% versus the prior year, supported by strong end-market demand in key North Texas markets, including contribution from the Lubbock, Texas location that opened in March 2023. The Rabern business benefitted from the deployment of new rental fleet acquired in 2022, pricing gains, and our expansion into the Lubbock market.

Total gross profit was $16.4 million in the fourth quarter, an increase from $15.2 million in the prior-year period due to increased manufacturing throughput, improved pricing realization, and sales mix. As a result of these factors, gross profit margin increased 162 basis points to 20.9% during the fourth quarter 2023. Higher US-based steel prices were once again a headwind to gross profits during the fourth quarter, as steel prices surged late in the third quarter and into the fourth quarter. The Company continues to implement price increases and commodity surcharges to offset rising steel prices and expects to see some relief in the coming quarters.

SG&A expense was $10.8 million for the fourth quarter, compared to $10.1 million for the comparable period last year. R&D costs of $0.9 million were flat from last year.

Operating income was $4.8 million for the fourth quarter 2023, compared to $4.2 million for the same period last year. Fourth quarter operating margin was 6.1%, an improvement from 5.3% in the prior year period. The year-over-year improvement in operating income was driven by the solid gross margin performance combined with disciplined cost control.

The Company delivered GAAP Net Income of $5.2 million, or $0.26 per diluted share, for the fourth quarter 2023, compared to net income of $0.5 million, or $0.02 per diluted share, for the same period last year. The increase is driven mainly from a tax benefit recorded in the fourth quarter of 2023.

Adjusted EBITDA was $8.0 million for the fourth quarter 2023, or 10.2% of sales, consistent with the $8.1 million, or 10.3% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of December 31, 2023, total backlog was $170.3 million, down from $196.9 million at the end of the third quarter 2023.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2023, total debt was $94.9 million. Cash and cash equivalents as of December 31, 2023, were $9.5 million, resulting in net debt of $85.5 million, an improvement of $0.9 million from the prior quarter. Net leverage was 2.9x at the end of fourth quarter 2023, down from 3.9x at the end of fourth quarter 2022. As of December 31, 2023, Manitex had total cash and availability of approximately $31 million.

STRATEGIC UPDATE - ELEVATING EXCELLENCE INITIATIVE

In early 2023, Manitex formally launched its multi-year business transformation strategy, Elevating Excellence, which aims to drive long-term value creation for shareholders through generation of commercial growth, enhanced operating performance, and disciplined capital allocation.

With the significant progress achieved during 2023, the key priorities for 2024 are as follows:

•

Commercial Growth. An important component of Manitex’s targeted commercial growth strategy is increasing the market share of key product platforms in North America and, specifically, enhancing the penetration of its PM Group products domestically. A key driver of this initiative involves expansion of the dealer network in the U.S., which is a significant priority in 2024. This year, the Company is targeting the addition of 2 to 3 new dealer agreements in the U.S. that will be focused primarily on the PM product portfolio. In addition, Manitex expects to introduce innovative new product platforms during the year, including offerings focused on high-lift aerial work platforms, electric cranes, and articulated cranes.

•

Enhanced Operating Performance. Consistent with a focus on ratable margin expansion, Manitex remains focused on driving further supply chain efficiencies, additional improvements to manufacturing velocity, and targeted cost reduction measures. Between 2024 and 2025, Manitex expects to realize improved supply chain savings which will contribute to improve gross margin expansion.

•

Disciplined Capital Allocation. Manitex has adopted a returns-focused approach to capital allocation, while seeking to optimize its balance sheet and liquidity profile. At year-end 2023, Manitex has approximately $31 million of cash and availability under its existing credit facilities. Further, consistent with a focus on working capital efficiency, the Company will reduce total working capital, driving an improvement in free cash flow. These reductions will come from production level inventory reductions, leveraging new processes and better supply-chain relationships going forward. At year-end 2023, Manitex had reduced net leverage to 2.9x, below its long-term target of 3.0x. In 2024, management is increasingly focusing on opportunities for capital deployment beyond debt reduction, consistent with a focus on long-term shareholder value creation.

2024 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the management’s current expectations and beliefs as of February 29, 2024, and is subject to change.

	Full-Year 2023 Actual	Full-Year 2024
Total Revenue ($MM)	$291.4	$300 to $310
Total Adjusted EBITDA ($MM)	$29.6	$30 to $34
Total Adjusted EBITDA Margin	10.1%	10.5	%*

*	Assumes mid-point of the guidance range.

FOURTH QUARTER 2023 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s fourth quarter 2023 results and updated corporate strategy.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eventspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(877) 407-0792
International Live:	(201) 689-8263

To listen to a replay of the teleconference, which will be available through March 14, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Passcode:	13743781

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditures and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$9,269	$7,973
Cash – restricted	212	217
Trade receivables (net)	49,118	43,856
Other receivables	553	1,750
Inventory (net)	82,337	69,801
Prepaid expense and other current assets	4,084	3,907

Total current assets	145,573	127,504

Total fixed assets, net of accumulated depreciation of $29,751 and $22,441 at December 31, 2023 and December 31, 2022, respectively	49,560	51,697
Operating lease assets	7,416	5,667
Intangible assets (net)	12,225	14,367
Goodwill	37,354	36,916
Deferred tax assets	3,603	452

Total assets	$255,731	$236,603

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$47,645	$45,682
Accrued expenses	14,503	12,379
Related party payables (net)	27	60
Notes payable (net)	25,528	22,666
Current portion of finance lease obligations	605	509
Current portion of operating lease obligations	2,100	1,758
Customer deposits	2,384	3,407

Total current liabilities	92,792	86,461

Long-term liabilities
Revolving term credit facilities (net)	47,629	41,479
Notes payable (net)	18,401	22,261
Finance lease obligations (net of current portion)	2,777	3,382
Operating lease obligations (net of current portion)	5,315	3,909
Deferred gain on sale of property	347	427
Deferred tax liability	4,145	5,151
Other long-term liabilities	4,642	5,572

Total long-term liabilities	83,256	82,181

Total liabilities	176,048	168,642

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2023 and December 31, 2022	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,254,894 and 20,107,014 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	134,328	133,289
Paid-in capital	5,440	4,266
Retained deficit	(65,982)	(73,338)
Accumulated other comprehensive loss	(4,169)	(5,822)

Equity attributable to shareholders of Manitex International	69,617	58,395
Equity attributed to noncontrolling interest	10,066	9,566

Total equity	79,683	67,961

Total liabilities and equity	$255,731	$236,603

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenues	$78,653	$78,820	$291,389	$273,854
Cost of sales	62,231	63,637	229,037	223,835

Gross profit	16,422	15,183	62,352	50,019
Operating expenses
Research and development costs	$876	$894	3,388	2,989
Selling, general and administrative expenses	10,780	10,100	43,122	40,417
Transaction costs	—	—	—	2,236

Total operating expenses	11,656	10,994	46,510	45,642

Operating income (loss)	4,766	4,189	15,842	4,377
Other income (expense)
Interest expense	(2,116)	(1,655)	(7,774)	(4,637)
Interest income	70	(1)	211	2
Foreign currency transaction gain (loss)	(883)	(376)	(2,539)	(108)
Other income (expense)	263	46	(278)	(1,818)

Total other expense	(2,666)	(1,986)	(10,380)	(6,561)

Income (loss) before income taxes	2,100	2,203	5,462	(2,184)
Income tax expense (benefit)	(3,357)	1,544	(2,395)	2,114

Net income (loss)	5,457	659	7,857	(4,298)

Net income attributable to noncontrolling interest	258	161	501	603

Net income (loss) attributable to shareholders of Manitex International, Inc.	$5,199	$498	$7,356	$(4,901)

Income (loss) per share
Basic	$0.26	$0.02	$0.36	$(0.24)
Diluted	$0.26	$0.02	$0.36	$(0.24)
Weighted average common shares outstanding
Basic	20,255,443	20,103,398	20,209,132	20,055,836
Diluted	20,306,534	20,103,398	20,223,825	20,055,836

Net Sales and Gross Margin

	Three Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$78,653	$78,653	$71,331	$71,331	$78,820	$78,820
% change Vs Q3 2023	10.3%	10.3%
% change Vs Q4 2022	(0.2%)	(0.2%)

Gross margin	16,422	16,422	16,585	16,585	15,183	15,355
Gross margin % of net sales	20.9%	20.9%	23.3%	23.3%	19.3%	19.5%

Backlog

	Dec 31, 2023	Sept 30, 2023	June 30, 2023	Mar 31, 2023	Dec 31, 2022
Backlog from continuing operations	170,286	196,872	223,236	238,096	230,206
Change Versus Current Period		(13.5%)	(23.7%)	(28.5%)	(26.0%)

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income Attributable to Shareholders of Manitex International, Inc. to Adjusted Net Income

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Net income attributable to shareholders of Manitex International, Inc.	$5,199	$1,700	$498
Adjustments, including net tax impact	1,116	1,222	1,332
Adjusted net income attributable to shareholders of Manitex International, Inc.	$6,315	$2,922	$1,830

Weighted diluted shares outstanding	20,306,534	20,254,830	20,103,398

Diluted earnings per share as reported	$0.26	$0.08	$0.02
Total EPS effect	$0.05	$0.06	$0.07
Adjusted diluted earnings per share	$0.31	$0.14	$0.09

Reconciliation of GAAP Net Income to Adjusted EBITDA

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Net Income	$5,457	$1,894	$659
Interest expense	2,046	1,856	1,655
Tax expense	(3,357)	742	1,544
Depreciation and amortization expense	2,760	2,739	2,885

EBITDA	$6,906	$7,231	$6,743

Adjustments:
Stock compensation	$463	$457	$633
FX	883	883	376
Pension settlement	(230)	(118)	—
Litigation / legal settlement	—	—	178
Severance / restructuring costs	—	—	108
Other	—	—	91

Total Adjustments	$1,116	$1,222	$1,386

Adjusted EBITDA	$8,022	$8,453	$8,129

Adjusted EBITDA as % of sales	10.2%	11.9%	10.3%

Net Debt

	December 31, 2023	September 30, 2023	December 31, 2022
Total cash & cash equivalents	$9,481	$4,876	$8,190

Notes payable - short term	$25,528	$18,640	$22,666
Current portion of finance leases	605	579	509
Notes payable - long term	18,401	20,857	22,261
Finance lease obligations - LT	2,777	2,940	3,382
Revolver, net	47,629	48,259	41,479

Total debt	$94,940	$91,275	$90,297

Net debt	$85,459	$86,399	$82,107

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.